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                                                                    Exhibit 23.2



SNODGRASS
Certified Public Accountants and Consultants


Board of Directors
Belmont Bancorp

    We consent to incorporation by reference in the registration statement of Belmont Bancorp. on Form S-2 to be filed with the Securities and Exchange Commission on May 5, 2000 of our report dated May 19, 1999 on our audits of the consolidated financial statements of Belmont Bancorp. and subsidiaries as of December 31, 1998 and for the years ended December 31, 1998, and 1997, which report is included in the Annual Report on Form 10-K of Belmont Bancorp. for the year ended December 31, 1999.


/s/ S. R. SNODGRASS, A.C.

Wheeling, West Virginia

May 3, 2000